UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2009

____________________

FIRSTFED FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-9566	95-4087449
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12555 W. Jefferson Boulevard Los Angeles, California		90066
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (310) 302-5600

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 7.01  Regulation FD Disclosure.

On July 1, 2009, FirstFed Financial Corp. (the “Company”) issued a press release announcing that its wholly-owned subsidiary, First Federal Bank of California (the “Bank”), has now modified nearly $1 billion worth of home mortgages and providing other figures related to the success of the Bank’s loan modification program.  The press release is attached as Exhibit 99.1 and incorporated herein by this reference.

 Item 9.01  Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

99.1	Press Release dated July 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTFED FINANCIAL CORP.
(Registrant)

July 1, 2009	By:	/s/ Babette E. Heimbuch
Babette E. Heimbuch
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated July 1, 2009.

Exhibit 99.1

First Federal Bank of California nears $1 billion in home-loan modifications;
its workout success rate outpaces banks nationally

LOS ANGELES, Calif. (July 1, 2009)— May figures show that First Federal Bank of California, a wholly owned subsidiary of FirstFed Financial Corp. (OTC-FFED.PK), has now modified nearly $1 billion worth of home mortgages, enabling more than 2,000 California families to avert foreclosure. Such workouts are a pillar of President Obama’s housing plan, and First Federal Bank of California has achieved a significantly higher success rate than lenders nationally: whereas more than half of modified loans nationally are delinquent, four out of five of the Bank’s modified loans are current and performing.

The Bank’s success stems from management’s early and aggressive response to the housing crisis. First Federal Bank of California reached out to every borrower whose mortgage was poised to reset to higher monthly payments and encouraged them to modify the loan if they faced hardship. What’s more, unlike other lenders, the Bank didn’t wait until homeowners fell behind in their payments to modify their loans.

“We got to borrowers ahead of time. We didn’t make them ruin their credit in order to get a workout,” says Babette Heimbuch, Chairman and Chief Executive Officer of FirstFed Financial. “As a community bank, we are committed to responding quickly to the needs of our customers. These mortgages are more than loan numbers; they represent people.”

First Federal Bank of California is enhancing its program with the aim of modifying a further $800 million worth of loans in just a few months. Its latest outreach to borrowers offers a fixed interest rate through 2014, which would keep homeowners’ payments substantially lower over the next five years.

As the Obama Administration promotes loan modification as vital to preventing foreclosures, First Federal Bank of California has among the nation’s most successful programs. Through May 31, 2009, the latest date for which there is complete data, 81% -- more than four out of five – of the homeowners who have had mortgages modified by First Federal Bank of California are current on their monthly payments.

Compared to the national average, far fewer loans modified by the Bank have defaulted. Just 29.8% of the loans modified by the Bank in the first quarter of 2008 had become at least 30 days delinquent nine months after they were modified. By comparison, that figure is 63.3% for national banks and federally regulated thrifts, according to a recent report by the Office of the Comptroller of the Currency and the Office of Thrift Supervision. Simply stated: for the earliest home loans that were modified, more than half nationally have fallen 30 days or more behind, while less than one-third of the Bank’s are similarly delinquent.

First Federal Bank of California’s success rate has improved as it has refined its loan modification program. For loans modified in the third quarter of 2008, the Bank’s 30-day delinquency rate was 15.6% six months after modification, compared to a national rate of 59.5%. First Federal Bank of California has outperformed the broader banking industry on 60-day and 90-day delinquency rates as well, indicating that the Bank’s modifications are producing affordable, sustainable mortgages. The accompanying graphs illustrate First Federal Bank of California’s track record.

The most recent results show that the Bank modified 132 home mortgages worth nearly $60 million in May alone. In all, the Bank has modified one-third of its option-ARM mortgage portfolio, enabling 2,014 families to keep their homes rather than lapse into foreclosure. All but two of those homes are in California, a market that First Federal has served for 80 years.

First Federal Bank of California’s loan-modification program reduced the Bank’s risk profile – without the help of federal money. Acting early to convert many adjustable-rate loans into fixed-rate mortgages for up to 10 years and eliminate negative-amortization provisions for modified loans, the Bank significantly reduced the balance of loans that are scheduled to recast. That has diminished potential foreclosures and the losses incurred in the process.

“We’re very proud of our success in helping borrowers to continue to afford their homes in these times of economic hardship,” said Heimbuch. ‘We are working hard to complete the process of modifying our clients’ loans in continued service to our community.”

First Federal Bank of California, a federally chartered savings association, operates 39 retail banking offices in Southern California. FirstFed Financial Corp. is a savings and loan holding company.

This news release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the general business environment, interest rate fluctuations that may affect operating margin, changes in laws and regulations affecting the Company’s business, the California real estate and job markets, and competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantees or promises regarding future results and assumes no responsibility to update such forward-looking statements.

Media Contact:   Steve Sugerman
              310-689-7535